Exhibit 10.1

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”), is entered into as of March 26, 2014 by and between MoneyGram International, Inc., a Delaware corporation (the “Company”), and each of the entities identified on Schedule A hereto (each a “Selling Stockholder” and collectively, the “Selling Stockholders”).

Background

A.	The Selling Stockholders own in aggregate 36,378,254 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), and have agreed to transfer a portion of such shares to the Company on the terms and conditions set forth in this Agreement;

B.	The Company has agreed to repurchase a portion of the shares of Common Stock held by the Selling Stockholders (collectively, the “Repurchase Shares”), at the price and upon the terms and conditions provided in this Agreement (the “Repurchase”);

C.	The Company intends to complete the Repurchase using the proceeds from an incremental term loan facility to be consummated at or prior to the Closing (as defined below) (the “Incremental Amendment”);

D.	The Selling Stockholders, affiliates of Goldman Sachs & Co. (the “GS Selling Stockholders” and, collectively with the Selling Stockholders, the “Offering Selling Stockholders”), the Company and the Underwriters (as defined below), have commenced an underwritten public offering (the “Public Offering”), of a portion of the shares of Common Stock held by the Offering Selling Stockholders (including shares of the Company’s Series D Participating Convertible Preferred Stock, par value $0.01 per share, that will be converted to shares of Common Stock upon receipt by the Underwriters in connection with the Public Offering) (collectively, the “Underwritten Shares”), pursuant to an underwriting agreement (the “Underwriting Agreement”), by and among the Company, the Offering Selling Stockholders and the underwriters named therein (the “Underwriters”); and

E.	The board of directors of the Company (the “Board”), has formed a finance committee of the Board (the “Finance Committee”), to determine whether to adjust the amount of borrowings under the Incremental Amendment by an increase of up to $150.0 million or a decrease of up to $50.0 million (such amount, if any, the “Adjustment Amount”), to be used to increase or decrease the number of Repurchase Shares.

THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

Agreement

1. Repurchase.

(a) Subject to the satisfaction of the conditions and to the terms set forth in paragraph 1(b) below, the Company hereby agrees to purchase from each Selling Stockholder, and each Selling Stockholder hereby agrees to transfer, assign, sell, convey and deliver to the Company 100% of their right, title, and interest in and to the number of Repurchase Shares set forth opposite such Selling Stockholder’s name on Schedule A hereto. The per share purchase price for each Repurchase Share (the “Per Share Purchase Price”), shall be the midpoint between (x) the per share price at which the Selling Stockholders sell the Underwritten Shares to the Underwriters in the Public Offering and (y) the price at which the Underwriters sell the Underwritten Shares to the public. Subject to adjustment as provided for herein, the aggregate number of Repurchase Shares to be purchased by the Company from the Selling Stockholders shall be 8,185,092, provided that if the Finance Committee authorizes an Adjustment Amount for the Repurchase of additional or fewer Repurchase Shares reasonably prior to the pricing of the Underwritten Shares pursuant to the Underwriting Agreement, then the aggregate number of Repurchase Shares shall be adjusted with the consent of the Selling Stockholders to be the number determined by dividing $150.0 million plus or minus such Adjustment Amount, as applicable, by the Per Share Purchase Price, rounded down to the nearest whole share, and shall be allocated pro rata among the Selling Stockholders. Notwithstanding the foregoing, in the event that the product of the Per Share Purchase Price and the aggregate number of Repurchase Shares to be purchased by the Company, is greater than the sum of $150.0 million plus or minus any Adjustment Amount (the “Aggregate Loan Amount”), the aggregate number of Repurchase Shares shall be reduced to a number of shares equal to (i) the Aggregate Loan Amount divided by (ii) the Per Share Purchase Price, rounded down to the nearest whole share. Notwithstanding anything to the contrary contained herein, prior to the pricing of the Underwritten Shares pursuant to the Underwriting Agreement, with regard to any Selling Stockholder, such Selling Stockholder may, upon notice to the Company given reasonably prior to the pricing of the Underwritten Shares pursuant to the Underwriting Agreement, elect to decrease the number of shares to be sold pursuant to this Agreement, provided that (i) the total decrease by all Selling Stockholders shall not exceed 2,728,364 shares and (ii) no Selling Stockholder may elect to decrease the number of shares to be sold by such Selling Stockholder pursuant to this Agreement if the Selling Stockholders have already approved an adjustment to the number of such shares pursuant to this Agreement.

(b) The obligation of the Company to purchase and the obligations of the Selling Stockholders to sell the Repurchase Shares in the Repurchase shall be subject to:

(i) the execution of the Underwriting Agreement by the Offering Selling Stockholders, the Company and the Representatives (as defined in the Underwriting Agreement), on behalf of the Underwriters, on the date of pricing of the Public Offering, and the closing of the Public Offering pursuant to the terms of the Underwriting Agreement no later than 15 business days from the date hereof; and

(ii) the closing of the Incremental Amendment (which the Company will use commercially reasonable efforts to consummate).

(c) The closing of the Repurchase (the “Closing”), shall take place simultaneously with or after the closing of the Incremental Amendment and simultaneously with the closing of the Public Offering at the offices of Vinson and Elkins L.L.P., counsel for the Company, or at such other time and place as may be mutually agreed upon by the Company and the Selling Stockholders. Payment for the Repurchase Shares shall be made by wire transfer in immediately available funds to the accounts specified by the Selling Stockholders. Payment for the Repurchase Shares shall be made against delivery to the Company of the Repurchase Shares through the facilities of The Depository Trust Company (“DTC”), or otherwise as may be mutually agreed upon by the Company and the Selling Stockholders.

2. Company Representations. In connection with the transactions contemplated hereby, the Company represents and warrants to the Selling Stockholders that:

(a) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation. The Company has full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(c) The execution and delivery by the Company of, and the performance by the Company of its obligations under this Agreement will not contravene (i) any provision of applicable law, (ii) the amended and restated certificate of incorporation of the Company, the Amended and Restated Certificate of Designations, Preferences and Rights of Series D Participating Convertible Preferred Stock of the Company, or the bylaws of the Company, in each case as amended, (iii) any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, except, in the cases of clauses (i), (iii) and (iv), for any such contravention that would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or on the performance by the Company of its obligations under, or the consummation of the transactions contemplated by this Agreement. No consent, approval, authorization or order of, or registration or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement, except (i) the registration under the Securities Act of the offering of the Repurchase Shares and such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Repurchase Shares and (ii) where the failure to obtain or make any such consent, approval, authorization, order, registration or qualification would not impair in any material respect the consummation of the Company’s obligations hereunder or reasonably be expected to have a material adverse effect on the financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole.

3. Representations of the Selling Stockholders. In connection with the transactions contemplated hereby, each of the Selling Stockholders severally and not jointly represents and warrants to the Company that:

(a)	Such Selling Stockholder is duly organized and existing under the laws of its jurisdiction of organization.

(b)	All consents, approvals, authorizations and orders necessary for the execution and delivery by such Selling Stockholder of this Agreement and for the sale and delivery of the Repurchase Shares to be sold by such Selling Stockholder hereunder, have been obtained; and such Selling Stockholder has full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Repurchase Shares to be sold by such Selling Stockholder hereunder, except for such consents, approvals, authorizations and orders as would not impair in any material respect the consummation of such Selling Stockholder’s obligations hereunder.

(c)	This Agreement has been duly authorized, executed and delivered by such Selling Stockholder and constitutes a valid and binding agreement of such Selling Stockholder, enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(d)	The sale of the Repurchase Shares to be sold by such Selling Stockholder hereunder and the compliance by such Selling Stockholder with all of the provisions of this Agreement and the consummation of the transactions contemplated herein (i) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Selling Stockholder is a party or by which such Selling Stockholder is bound or to which any of the property or assets of such Selling Stockholder is subject, (ii) nor will such action result in any violation of the provisions of (x) any organizational or similar documents pursuant to which such Selling Stockholder was formed or (y) any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over such Selling Stockholder or the property of such Selling Stockholder; except in the case of clause (i) or clause (ii)(y), for such conflicts, breaches, violations or defaults as would not impair in any material respect the consummation of such Selling Stockholder’s obligations hereunder.

(e)

As of the date hereof and immediately prior to the delivery of the Repurchase Shares to the Company at the Closing, such Selling Stockholder holds good and valid title to the Repurchase Shares being delivered by such Selling Stockholder hereunder or a securities entitlement in respect thereof, and holds, and will hold, such Repurchase Shares free and clear of all liens, encumbrances, equities or claims; and, upon delivery of such Repurchase Shares (including by crediting to a securities account of the Company) and payment therefor pursuant hereto, assuming that the Company has no notice of any adverse claims within the meaning of Section 8-105 of the New York Uniform Commercial Code as in effect in the State of New York from time to time (the “UCC”), the Company will acquire good and valid title to the Repurchase Shares, free and clear of all liens, encumbrances, equities or claims, as well as a valid security entitlement (within the meaning of Section 8-102(a)(17) of the UCC) to such Repurchase Shares purchased by the Company, and no action (whether framed in conversion, replevin, constructive trust, equitable lien or other theory) based on an adverse claim (within the meaning of Section 8-105 of the UCC) to such security entitlement may be asserted against the Company.

(f)	Such Selling Stockholder (either alone or together with its advisors) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the Repurchase. Such Selling Stockholder has had the opportunity to ask questions and receive answers concerning the terms and conditions of the Repurchase and the Repurchase Shares and has had full access to such other information concerning the Repurchase Shares and the Company as it has requested. Such Selling Stockholder has received all information that it believes is necessary or appropriate in connection with the Repurchase. Such Selling Stockholder is an informed and sophisticated party and has engaged, to the extent such Selling Stockholder deems appropriate, expert advisors experienced in the evaluation of transactions of the type contemplated hereby. Such Selling Stockholder acknowledges that such Selling Stockholder has not relied upon any express or implied representations or warranties of any nature made by or on behalf of the Company, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of such Selling Stockholder in this Agreement.

4. Termination. This Agreement shall automatically terminate and be of no further force and effect, in the event that the conditions in paragraph 1(b) of this Agreement have not been satisfied within 15 business days after the date hereof.

5. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

To the Selling Stockholders:

At the address listed for each Selling Stockholder on Schedule A hereto.

With a copy (which shall not constitute notice) to:

Heather L. Emmel

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

To the Company:

MoneyGram International, Inc.

2828 N. Harwood St., 15th Floor

Dallas, Texas 75201

Attention: General Counsel

With a copy (which shall not constitute notice) to:

Christine A. Hathaway

Vinson & Elkins L.L.P.

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

6. Miscellaneous.

(a) Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

(c) Complete Agreement. This Agreement and any other agreements ancillary hereto embody the complete agreement and understanding between the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e) Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall bind and inure to the benefit of and be enforceable by the Selling Stockholders and the Company and their respective successors and permitted assigns. Any purported assignment not permitted under this paragraph shall be null and void.

(f) No Third-Party Beneficiaries or Other Rights. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns.

(g) Governing Law; Jurisdiction. The Agreement and all disputes arising out of or related to this Agreement (whether in contract, tort or otherwise) will be governed by and construed in accordance with the laws of the State of New York. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(h) Mutuality of Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of the Agreement.

(i) Remedies. The parties hereto agree and acknowledge that money damages will not be an adequate remedy for any breach of the provisions of this Agreement, that any breach of the provisions of this Agreement shall cause the other parties irreparable harm, and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce, or prevent any violations of, the provisions of this Agreement.

(j) Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Selling Stockholders and the Company. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement, nor shall any waiver constitute a continuing waiver. Moreover, no failure by any party to insist upon strict performance of any of the provisions of this Agreement or to exercise any right or remedy arising out of a breach thereof shall constitute a waiver of any other provisions or any other breaches of this Agreement.

(k) Further Assurances. Each of the Company and the Selling Stockholders shall execute and deliver such additional documents and instruments and shall take such further action as may be necessary or appropriate to effectuate fully the provisions of this Agreement.

(l) Expenses. Each of the Company and the Selling Stockholders shall bear its own expenses in connection with the drafting, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except that the Company shall pay the reasonable fees and disbursements of one counsel for the Selling Stockholders.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Repurchase Agreement as of the date first written above.

Company:

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ Lawrence Angelilli
Name: Lawrence Angelilli
Title: Senior Vice President – Treasurer

[Signature Page to Stock Repurchase Agreement]

THOMAS H. LEE EQUITY FUND VI, L.P.		THL COINVESTMENT PARTNERS, L.P.
By:	THL Equity Advisors VI, LLC, its general partner	By:	Thomas H. Lee Partners, L.P., its general partner
By:	Thomas H. Lee Partners, L.P., its sole member	By:	Thomas H. Lee Advisors, LLC, its general partner
By:	Thomas H. Lee Advisors, LLC, its general partner	By:	THL Holdco, LLC, its managing member
By:	THL Holdco, LLC, its managing member

By:	/s/ Charles P. Holden	By:	/s/ Charles P. Holden
	Name: Charles P. Holden Title: Managing Director		Name: Charles P. Holden Title: Managing Director

THOMAS H. LEE PARALLEL FUND VI, L.P.		THL OPERATING PARTNERS, L.P.
By:	THL Equity Advisors VI, LLC, its general partner	By:	Thomas H. Lee Partners, L.P., its general partner
By:	Thomas H. Lee Partners, L.P., its sole member	By:	Thomas H. Lee Advisors, LLC, its general partner
By:	Thomas H. Lee Advisors, LLC, its general partner	By:	THL Holdco, LLC, its managing member
By:	THL Holdco, LLC, its managing member

By:	/s/ Charles P. Holden	By:	/s/ Charles P. Holden
	Name: Charles P. Holden Title: Managing Director		Name: Charles P. Holden Title: Managing Director

THOMAS H. LEE PARALLEL (DT) FUND VI, L.P.		GREAT-WEST INVESTORS, LP
By:	THL Equity Advisors VI, LLC, its general partner	By:	Thomas H. Lee Advisors, LLC, its attorney-in-fact
By:	Thomas H. Lee Partners, L.P., its sole member	By:	THL Holdco, LLC, its managing member
By:	Thomas H. Lee Advisors, LLC, its general partner
By:	THL Holdco, LLC, its managing member
	/s/ Charles P. Holden Name: Charles P. Holden Title: Managing Director	By:	/s/ Charles P. Holden
By:			Name: Charles P. Holden Title: Managing Director

THL EQUITY FUND VI INVESTORS (MONEYGRAM), LLC		PUTNAM INVESTMENT EMPLOYEES’ SECURITIES COMPANY III, LLC
By:	THL Equity Advisors VI, LLC, its manager	By:	Putnam Investment Holdings, LLC, its managing member
By:	Thomas H. Lee Partners, L.P., its sole member	By:	Putnam Investments, LLC, its managing member
By:	Thomas H. Lee Advisors, LLC, its attorney-in-fact	By:	Thomas H. Lee Advisors, LLC, its attorney-in-fact
By:	THL Holdco, LLC, its managing member	By:	THL Holdco, LLC, its managing member

By:	/s/ Charles P. Holden	By:	/s/ Charles P. Holden
	Name: Charles P. Holden Title: Managing Director		Name: Charles P. Holden Title: Managing Director

THL MANAGERS VI, LLC
By:	Thomas H. Lee Partners, L.P., its managing member
By:	Thomas H. Lee Advisors, LLC, its general partner
By:	THL Holdco, LLC, its managing member

By:	/s/ Charles P. Holden
Name: Charles P. Holden Title: Managing Director

[Signature Page to Stock Repurchase Agreement]

SCHEDULE A

Selling Stockholders

Selling Stockholder	Address	Number of Repurchase Shares
Great-West Investors, L.P.	c/o Great-West Life and Annuity Company, 8515 E. Orchard Road, 3T2, Greenwood Village, CO 80111	22,978

THL Coinvestment Partners, L.P.	c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, MA 02110	12,860

THL Equity Fund VI Investors (MoneyGram), LLC	c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, MA 02110	16,855

THL Operating Partners, L.P.	c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, MA 02110	15,844

Thomas H. Lee Equity Fund VI, L.P.	c/o Thomas H. Lee Partners, L.P. 100 Federal Street, 35th Floor Boston, MA 02110	4,502,117

Thomas H. Lee Parallel (DT) Fund VI, L.P.	c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, MA 02110	532,528

Thomas H. Lee Parallel Fund VI, L.P.	c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, MA 02110	3,048,595

Putnam Investments Employees’ Securities Company III LLC	c/o Putnam Investment, Inc. 1 Post Office Square Boston, MA 02109	22,969

THL Managers VI, LLC	c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor Boston, MA 02110	10,346

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